<DOCUMENT>
<TYPE>8-K
<SEQUENCE>1
<FILENAME>soe8k1220.txt
<DESCRIPTION>SAVE ON ENERGY 8-K
<TEXT>

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1 to Form 8-K)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 16, 2004

HYBRID FUEL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

    Georgia                                                        333-33134                                             58-2267238
(State or Other Jurisdiction                              (Commission                                            (I.R.S. Employer
of Incorporation)                                                 File No.)                                               Identification No.)

145 Walter Way, Fayettville, Georgia 30050
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (770) 716-1440

Save On Energy, Inc.
4851 Georgia Highway 85, Suite 211, Forest Park, Georgia 30050
(Former Name or Former Address, if Changed Since Last Report)

Item 4 - Change in Registrant's Certifying Accountant

(a)(1) Previous Principal Independent Accountant and Auditor

(i) On March 16, 2004, Hybrid Fuel Systems, Inc. (formerly Save On Energy, Inc.) dismissed its principal independent accountants and auditor, Aidman Piser & Company ("Aidman").

(ii) Aidman had provided no reports on the financial statements of the Company since the year ended 2001.

(iii) The decision to change principal independent accountant and auditor was authorized by the Company's Board of Directors.

(iv) (A) In connection with its audit for the year ended December 31, 2001 there were no disagreements with Aidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Aidman, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

(B) In connection with its audit for the year ended December 31, 2001, Aidman informed the Company's management and Audit Committee of its Board of Directors that they believed we lacked the financial processes, internal controls and personnel to provide timely and accurate financial reporting that is necessary for public reporting. A material weakness in internal control is a condition in which the design or operation of one or more of the internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

(C) Except as otherwise provided above, none of the reportable events described under item 304(a)(1)(iv) of Regulation S-B has occurred.

(2) On July 17, 2003, the Company previously dismissed Aidman as its principal independent accountant and auditor, although no Current Report on Form 8-K was filed by the Company as required for such event. Pursuant to an engagement letter dated January 20, 2004, Aidman became re-engaged as its principal independent accountant and auditor, although no Current Report on Form 8-K was filed by the Company as required for such event.

(b) New Principal Independent Accountant and Auditor

(i) On March 16, 2004, the Company engaged Brimmer, Burek & Keelan, LLP ("BBK") as its new principal independent accountant and auditor. The engagement was approved by the Company's Board of Directors on March 16, 2004.

(ii) The Company has not consulted with BBK on the application of any accounting principles or proposed transactions, the type of audit opinion that might be given, any matter that was either the subject of a disagreement, or a reportable event identified in response to Item 304(a)(l)(iv) of Regulation S-B.

Item 5 - Other Events

(a) Name Change

Effective February 18, 2004, the Company's Board of Directors amended the Company's Certificate of Incorporation changing our name from Save On Energy, Inc. to Hybrid Fuel Systems, Inc.

Item 7 - Financial Statements and Exhibits

(c) Exhibits

1 Articles of Amendment of Certificate of Incorporation of Save On Energy, Inc.

2 Aidman Piser and Company letter to the Securities and Exchange Commission dated March 7, 2004.

Item 9 - Regulation FD Disclosure

We have nominated two new Directors to fill vacancies on our Board and we have engaged a new Chief Executive Officer. These changes are detailed below.

On December 23, 2003, we entered an Agreement with White Knight SST, Inc. (White Knight) to provide finance and management. As a part of that Agreement we were to nominate John Stanton as our Chairman of the Board of Directors and Mark Clancy as our Chief Executive Officer and Director. In a Meeting of Directors on January 29, 2004, we nominated Messrs Stanton and Clancy to fill certain vacancies on our Board of Directors and we elected Mark Clancy to serve as our Chief Executive Officer.

Mr. Stanton is our Chairman of the Board of Directors. From 1987 through the present, Mr. Stanton has served as the President and Chief Executive Officer of Florida Engineered Construction Products Corporation. Mr. Stanton has served as Chairman and President of several public and private companies. Since the early 1990's, Mr. Stanton has been, and continues to be, involved in turn-around management for financially distressed companies, providing both management guidance and financing. Mr. Stanton worked with the international professional services firm that is now known as Ernst & Young, LLP from 1973 through 1981. Mr. Stanton, a Vietnam veteran of the United States Army, graduated from the University of South Florida with a Bachelors Degree in Marketing and Accounting in 1972, and with an MBA in 1973. Mr. Stanton earned the designation of Certified Public Accountant in 1974 and was a Sells Award winner in the CPA examination. Mr. Stanton is a lifetime resident of Tampa, Florida.

Mr. Clancy is our Chief Executive Officer and Director. Since December, 2001, Mr. Clancy has served as the Chief Executive Officer of White Knight Strategies, Inc. Since April 2000, Mr. Clancy has participated in turn-around management for financially distressed companies. From November 1997 through April 2000, Mr. Clancy was co-founder, Director and Executive Vice President of publicly-traded EarthFirst Technologies, Inc.. Mr. Clancy has been an advisor to the Chairman of the Board of EarthFirst since that company's sale in May 2000. From 1992 through 1997, Mr. Clancy served as the Chief Compliance Officer for a Largo, Florida based boutique investment banking firm. Mr. Clancy was honorably discharged after six years of service with the United States Marine Corps. Mr. Clancy was born in Massachusetts and has resided in Florida since 1982. Mr. Clancy is currently a senior at the University of South Florida and is a Member of four academic honor societies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2004

SAVE ON ENERGY, INC.

By:__s/s MARK C. CLANCY__
Name: Mark Clancy
Title: Chief Executive Officer

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